Exhibit 10.3

STIFEL FINANCIAL CORP.

DEFERRED AWARD AGREEMENT

This award agreement is between Stifel Financial Corp., a Delaware corporation, including its past, present or future affiliates, subsidiaries, predecessors, successors, and parents (collectively, “Stifel” or the “Corporation”) and the identified Participant (the “Participant” or “you”). Stifel Financial Corp. hereby grants to the Participant this award of restricted stock units (“RSUs”) (the “Award”) pursuant to the Stifel Financial Corp. 2001 Incentive Stock Plan (2018 Restatement) as may be amended or restated from time to time, (the “Plan”), which are subject to the Plan and the following terms and conditions:

Name of Participant:

Grant Date	Dollar Value	Number of RSUs(1)	Vesting Schedule	Distribution Schedule

[1]	Fractional shares shall be settled in cash.

1.

This Award is subject to all terms and conditions of this Award Agreement and the Plan. The term “Termination of Employment” shall mean separation from service with the Corporation and its affiliates (generally 50% common control with the Corporation), as defined in IRS regulations under Section 409A of the Code (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences up to six months where there is a reasonable expectation you will return). Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan.

2.

Each RSU represents an unfunded and unsecured promise of the Corporation to deliver a future payment, subject to the terms and conditions of this Award Agreement and the Plan, equal to the fair market value of one share of common stock of the Corporation (a “Share”) at the time of such payment. Such payment may, at the Corporation’s election, be in cash or Shares or a combination thereof. Except as otherwise provided in the Plan or this Agreement, the RSUs will vest and become payable as of the relevant vesting and distribution dates.

3.

To the extent dividends are paid on shares of Common Stock while the RSUs governed by this award remain outstanding, the Corporation may in its discretion adjust the number of RSUs that are the subject of this award to reflect the value of the dividends you would have received if you had been the owner of Shares instead of RSUs or pay in cash.

4.	Except as otherwise provided in the Plan or this Agreement, upon your Termination of Employment before the relevant vesting date, you will forfeit your unvested RSUs or any other unvested Award.

However, in the event of your Termination of Employment as a result of (1) death or (2) disability (meaning any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months), all unvested Awards will become vested on your Termination of Employment and payable approximately six months thereafter.

Further, if, in the event of your Termination of Employment, the Corporation makes a determination that it is in the Corporation’s best interest that you not forfeit your unvested Awards on the date of your Termination of Employment, selected unvested Awards shall not be forfeited merely because of Termination of Employment before the relevant scheduled vesting date or dates, but shall continue to vest on the relevant scheduled vesting date or dates so long as you do not engage in a Competitive Activity or a Soliciting Activity, as defined in the attached Appendix, until all such unvested Awards vest, provided you enter into a separation agreement suitable to the Corporation.

Notwithstanding anything to the contrary in this Agreement, upon your Termination of Employment for Cause, as defined herein, all unvested Awards awarded pursuant to this Agreement will be forfeited. Cause means you (i) have engaged in criminal conduct which could result in a statutory disqualification, could reasonably result in harm to Stifel or its’ reputation or which the CEO of the Corporation (the “CEO”) or his or her designee determines involves dishonesty; (ii) willfully fail to perform your duties to the Corporation or engage in gross misconduct in connection with your employment; (iii) violate any applicable federal or state securities law, rule or regulation, or the applicable rules or regulations of the Federal Reserve Board or any Federal Reserve bank, or the rules of any exchange or self-regulatory organization to which the Corporation is subject or are subject to a suspension, bar or any other limitation on your activities by any regulatory or self-regulatory organization; (iv) violate any of the Corporation’s policies that could reasonably result in harm to Stifel or its’ reputation or employees; (v) violate any non-competition agreement or any agreement or policy relating to the Corporation’s confidential or proprietary information; (vi) impair, impugn, denigrate or negatively reflect upon the Corporation’s name, reputation or interest; (vii) engage in any conduct determined by the CEO or the Committee to be detrimental to the Corporation; (viii) act in excess of your authority as an agent, officer, director or employee of the Corporation; (ix) engage in actions deemed by the CEO or his or her designee which subject the Corporation to unnecessary risk to the detriment of the interest of the Corporation, its shareholders or its customers; or (x) materially fail to perform or produce at the level expected for the position held by you. For the avoidance of doubt, conduct detrimental to the Company includes but is not limited to any action that results in a restatement of the financial statements of the Company. Whether or not a Termination of Employment is for Cause shall be determined by the CEO or his or her designee in his, her or its discretion and such determination may be made before or after any Termination of Employment.

Any amounts eligible for distribution with respect to this Award do not become “earned” until distributed to you. Any amounts otherwise eligible for distribution with respect to this Award shall be distributed as soon as administratively feasible after the amounts have vested in accordance with this Award Agreement and the Plan; but no later than the later of (a) the end of the calendar year in which the amount becomes vested; or (b) the fifteenth day of the third calendar month following the date the amount becomes vested; provided you (or your beneficiary) is not permitted to designate the taxable year of the payment.

5.

In accordance with Section 15 of the Plan, you will be deemed to have provided notice to the Corporation to elect to have your withholding satisfied by a reduction of the number of shares otherwise so deliverable at the discretion of the Corporation. Accordingly, the Corporation may, in its sole discretion, withhold from the payment to you hereunder a sufficient amount (in cash or Shares) to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment. You have been advised to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents. You understand that you (and not the Corporation) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

6.

At the time when an Award would otherwise become vested and distributed to you, prior to computing the final amount of such payment, the Corporation shall have the right to offset against that obligation any outstanding amounts then owed by you to the Corporation.

7.

An Award does not represent an equity interest in the Corporation, and carries no voting rights. You will not have any rights of a shareholder with respect to the RSUs until the Shares have been delivered to you.

8.	This Award is in addition to and not a substitute for or in lieu of ordinary salary and wages received by you in respect of your service to the Corporation.

9.

Notices hereunder and under the Plan, if to the Corporation, shall be delivered or mailed to the Corporation’s principal office, 501 North Broadway, St. Louis, MO 63102, attention of General Counsel, or, if to you, shall be delivered to you or mailed to your address as the same appears on the records of the Corporation.

10.

All decisions and interpretations made by the Corporation with regard to any question arising hereunder shall be binding and conclusive on all persons. In the event of any inconsistency between the terms of this agreement and the Plan, the Plan shall govern.

11.

By accepting this Award, you acknowledge that the federal securities laws and/or the Corporation’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with your RSUs. You agree to comply with such federal securities law requirements and Corporation policies, as such laws and policies are amended from time to time.

12.

The Corporation may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate the award granted under this agreement, provided, however, that no such action shall impair your rights under this Agreement without your consent.

13.

This Agreement shall be governed by the laws of the State of Missouri without giving effect to its choice of law provisions. This Agreement is intended to comply with the requirements of section 409A of the Code (including the exceptions thereto) to the extent applicable, and the Agreement shall be interpreted in a manner consistent with such requirements. Notwithstanding any other provision hereof, if any provision of the Agreement conflicts with the requirements of Section 409A of the Code (or an exception thereto), such provision shall be deemed reformed so as to comply with the requirements of Section 409A of the Code (or an exception thereto) and shall be interpreted and applied accordingly.

14.

Consistent with your agreement with the Corporation to arbitrate disputes relating to your employment, which can be found in your offer letter, the Stifel Financial Associate Handbook or otherwise (the “Arbitration Agreement”), you and Stifel hereby confirm and agree that, except as explicitly provided in the Arbitration Agreement and except as prohibited by applicable law, the parties will submit all claims, disputes, issues or controversies between you and Stifel or between you and other Stifel employees directly or indirectly relating to or arising out of this Award pursuant to the Arbitration Agreement. Further consistent with the Arbitration Agreement, any claims filed by you or Stifel in arbitration must be brought in your or Stifel’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding. Any arbitration pursuant to the Arbitration Agreement shall be deemed an arbitration proceeding subject to the Federal Arbitration Act. Both you and Stifel irrevocably waive any and all right to a trial by jury in any legal proceeding arising out of or relating to any claim, dispute, issue or controversy relating to this Award.

BY ACCEPTING THIS AWARD AGREEMENT, I ACCEPT ALL OF THE TERMS CONTAINED THEREIN INCLUDING THE AGREEMENT TO ARBITRATE.

Stifel Financial Corp. By:

Name: /s/ Ronald J. Kruszewski
Title: Chairman and CEO

Appendix

Definitions: The following words and phrases, whether or not capitalized, shall have the meanings specified below for purposes of this Agreement:

“Client” means any client, former client or prospective client of the Corporation to whom the Participant or Former Participant provided services, or for whom the Participant or Former Participant transacted business, or whose identity became known to the Participant or Former Participant in connection with the Participant’s or Former Participant’s relationship with or employment by the Corporation.

“Competitive Activity” means to:

(a) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise; or

(b) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (1) which is similar or substantially related to any activity in which the Participant or Former Participant was engaged, in whole or in part, at the Corporation, (2) for which as had direct or indirect managerial or supervisory responsibility at the Corporation, or (3) which calls for the application of the same or similar specialized knowledge or skills as those utilized by the Participant or Former Participant in the Participant’s or Former Participant’s activities at the Corporation at any time during the one-year period immediately prior to the Termination of Employment of the Participant or Former Participant, and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Corporation or the Competitive Enterprise. (By way of example only, an “advisory” investment banker joining a leveraged-buyout firm or a research analyst becoming a proprietary trader or joining a hedge fund would constitute a Competitive Activity.)

“Competitive Enterprise” is a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, provision of investment advice, products or services, private investing (for anyone other than the Participant or Former Participant and members of the Participant’s or Former Participant’s family), merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

“Corporation” means Stifel and its affiliates, subsidiaries, predecessors, and successors.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Soliciting Activity” means to: directly or indirectly, (1) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Corporation, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Corporation and a Client, or (3) Solicit any person who is an Employee to resign from the Corporation or to apply for or accept employment with, or agree to perform services for, any Competitive Enterprise.

Beneficiary Designation

If you would like to designate a beneficiary to exercise your rights under this agreement in the event of your death, please complete your designation in the space provided below, as well as please sign and print your name and date in the space provided below, and return this Agreement to Stifel Financial Corp., 501 North Broadway, St. Louis, MO 63102, to the attention of Human Resources.

Beneficiary:

Participant name (print & sign):

Date: